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                                                                     EXHIBIT 2.2



                                SUPPORT AGREEMENT


         SUPPORT AGREEMENT (this "Agreement"), dated as of December 15, 2000, by and between Atlantic Water Trust, a Delaware business trust ("AWT"), and Azurix Corp., a Delaware corporation (the "Company").

         WHEREAS, concurrently herewith, Enron Corp., an Oregon corporation ("Parent"), the Company and Enron BW Corp., a Delaware corporation and an indirect subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement," which term for purposes of this Agreement shall not include any amendment or waiver to such Merger Agreement except for such amendments and waivers to which AWT shall have consented in writing and such amendments and waivers not consented to by AWT that do not adversely affect any rights or obligations of AWT), pursuant to which Merger Sub shall be merged with and into the Company (the "Merger"); capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement;

         WHEREAS, as of the date hereof, AWT beneficially owns 78,536,532 Shares (the "Owned Shares");

         WHEREAS, as a condition and inducement to its willingness to enter into the Merger Agreement, the Company has required that AWT agree, and AWT hereby agrees, to enter into and deliver this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

         Section 1.        Agreement to Vote.

         Section 1.1 Voting. Subject to Sections 1.2 and 2, AWT hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company called for the purpose of considering the approval and adoption of the Merger Agreement and the Merger, unless the Company otherwise consents in writing, AWT shall vote the Owned Shares (other than any Owned Shares transferred by AWT as permitted by Section 1.2) in favor of approval and adoption of the Merger Agreement and the Merger.

         Section 1.2 No Inconsistent Arrangements. AWT hereby covenants and agrees that, except as contemplated by this Agreement or the Merger Agreement or as contemplated by Sections 9.01 or 9.03 of the Atlantic Water Trust Amended and Restated Trust Agreement, it shall not (a) transfer (which term shall include without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Owned Shares or any interest therein, (b) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Owned Shares or interest therein, or (c) take any action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement or which would make any representation or warranty of AWT hereunder untrue or incorrect.

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         Section 1.3 Waiver of Appraisal Rights. AWT hereby waives any rights of appraisal or rights to dissent from the Merger that it may have.

         Section 2. Expiration. This Agreement shall terminate in its entirety on the termination of the Merger Agreement in accordance with its terms or upon AWT's election at any time after May 31, 2001. In the event of the termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, employees, stockholders or affiliates; provided, however, that such termination shall not relieve any party from liability for any breach of any covenant of this Agreement or any breach of any representation or warranty of this Agreement occurring before termination.

         Section 3. Representation and Warranties of AWT. AWT hereby represents and warrants to the Company as follows:

                  (a) Ownership of Shares. On the date hereof, the Owned Shares are owned by AWT and, on the date hereof, the Owned Shares constitute all of the Shares owned of record or beneficially by AWT.

                  (b) Power; Binding Agreement. AWT has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by AWT.

                  (c) No Conflict; Required Filings and Consents. None of the execution and delivery of this Agreement by AWT, the consummation by AWT of the transactions contemplated hereby, the compliance by AWT with any of the provisions hereof, the execution and delivery of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement or the compliance by any of the parties to the Merger Agreement with any of the provisions thereof will result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any contract, agreement, or other instrument or obligation to which AWT or Marlin Water Trust, a Delaware business trust ("Marlin"), is a party or by which AWT or Marlin or any of their respective properties may be bound or affected including the respective trust agreements of AWT and Marlin, except for any of the foregoing that would not reasonably be expected to prevent or materially delay consummation of the transactions contemplated hereby.

                  (d) Information. None of the information supplied or to be supplied by AWT for inclusion or incorporation by reference in (i) the proxy statement (the "Proxy Statement") used in connection with the solicitation of proxies in connection with the Merger and filed with the Securities and Exchange Commission (the "SEC"), (ii) the Schedule 13E-3 (the "Schedule 13E-3") filed with the SEC in connection with the Merger or (iii) any other document required to be filed with the SEC or any other governmental entity in connection with the transactions contemplated by the Merger Agreement will, at the respective times filed with the SEC or such other governmental entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Special Meeting (as defined in the Merger Agreement) and at the effective time of the Merger (the "Effective Time"), contain any untrue statement of a material fact

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         or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, it being understood that no representation is made by AWT with respect to statements made therein based on information supplied by Parent or the Company in writing specifically for inclusion in the Proxy Statement.

         Section 4. Miscellaneous.

         Section 4.1 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the consummation of the Merger.

         Section 4.2 Reasonable Best Efforts.

                  (a) AWT shall cooperate with the Company and use its reasonable best efforts to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to cooperation in the preparation and filing of the Proxy Statement, the Schedule 13E-3, any required filings or requests for additional information under applicable law, or other foreign filings and any amendments to any thereof. In addition, if at any time prior to the Effective Time any event or circumstance relating to AWT should be discovered by AWT, which should be set forth in an amendment to the Proxy Statement or the Schedule 13E-3, AWT will promptly inform the Company of such event or circumstance.

                  (b) AWT will use its reasonable best efforts to obtain as promptly as practicable all consents of any governmental entity or any other person required in connection with the consummation of the transactions contemplated by this Agreement.

         Section 4.3 Entire Agreement; Assignment. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of each other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 4.4 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. Notwithstanding the foregoing, this Agreement shall not be amended and no extension or waiver of any of the obligations of AWT hereunder shall be effective without the approval of the Special Committee.

         Section 4.5 Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and shall be deemed to have been given only when delivered in person, by overnight courier or facsimile to the respective parties as follows:

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         If to the Company:

         Herbert S. Winokur, Jr.
         Chairman of the Special Committee
         c/o Capricorn Management, G.P.
         30 East Elm Street
         Greenwich, Connecticut  06830
         Facsimile: (203) 861-6671

         copy to:

         John C. Ale
         Executive Director and General Counsel
         Azurix Corp.
         333 Clay Street
         Suite 1000
         Houston, Texas 77002
         Facsimile: (713) 345-5330

         Randall H. Doud
         Skadden, Arps, Slate, Meagher & Flom LLP
         Four Times Square
         New York, New York 10036
         Facsimile:  (212) 735-2000

         If to AWT:

         Corporate Trust Department
         Wilmington Trust Company
         Rodney Square North
         1100 North Market Square
         Wilmington, Delaware 19890-0001
         Facsimile: (302) 651-8882

         copy to:

         Ben F. Glisan, Jr.
         Enron Corp.
         1400 Smith Street
         Houston, Texas 77002
         Facsimile: (713) 646-4990

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

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         Section 4.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         Section 4.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 4.8 Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         Section 4.9 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         Section 4.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         Section 4.11 Jurisdiction.

                  (a) Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement, and any action for enforcement of any judgment in respect thereof, shall be brought, if at all, in the Court of Chancery of Delaware or the courts of the United States of America for the District of Delaware or, if no such court has jurisdiction, then any appropriate state court in the State of Delaware and, by execution and delivery of this Agreement, the Company and AWT each hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts thereof for purposes of the foregoing matters. To the extent it does not have a registered agent in the applicable jurisdiction, the Company and AWT irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or AWT at their respective addresses referred to in Section 4.5 hereof and to the attention of their respective Corporate Secretaries.

                  (b) The Company and AWT each hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts
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         referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.


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         IN WITNESS WHEREOF, the Company and AWT have caused this Agreement to be duly executed as of the day and year first above written.


                                   AZURIX CORP.


                                   By: /s/ JOHN L. GARRISON, JR.
                                       --------------------------
                                   Name:  John L. Garrison, Jr.
                                   Title: President and Chief Executive Officer

                                   ATLANTIC WATER TRUST


                                   By: /s/ BEN F. GLISAN, JR.
                                       --------------------------
                                   Name:  Ben F. Glisan, Jr.
                                   Title: Director